Exhibit 99.1

NeoRx Corporation (Poniard Pharmaceuticals) Announces Treatment of First Patient with
Picoplatin in Phase 1/2 Front-Line Prostate Cancer Trial

Seattle (May 31, 2006) – NeoRx Corporation (NASDAQ: NERX), which is changing its name to Poniard Pharmaceuticals, Inc. effective June 16, 2006, today announced treatment of the first patient in a Phase 1/2 clinical trial evaluating picoplatin, the Company’s lead product, for the potential front-line treatment of hormone-refractory metastatic prostate cancer.

“Picoplatin in combination with docetaxel [Taxotere®] may provide an effective treatment for patients with hormone-refractory metastatic prostate cancer, for whom docetaxel is the current standard of care,” said Jerry McMahon, Ph.D., chairman and CEO of the Company. “Clinical trials have shown evidence of activity of picoplatin, including measurable responses, when administered as a single agent in the front-line treatment of hormone-refractory metastatic prostate cancer. Phase 1 study results have also indicated that picoplatin can be combined safely with docetaxel or paclitaxel. We believe the findings of the present Phase 1/2 study may support the broad use of picoplatin with taxanes, such as docetaxel and paclitaxel, and that the use of picoplatin as a front-line treatment will reduce the likelihood of chemoresistance associated with other marketed platinums.”

Picoplatin is a new generation platinum therapy that provides a differentiated spectrum of activity and an improved safety profile. An intravenous chemotherapeutic agent, picoplatin is designed to overcome platinum resistance associated with the treatment of solid tumors. In addition to the trial in patients with hormone-refractory prostate cancer, picoplatin is being studied in an ongoing multi-center Phase 2 clinical trial in patients with small cell lung cancer and in a Phase 1/2 clinical trial as a potential front-line treatment for metastatic colorectal cancer.

Study Details

The Phase 1/2 study is evaluating picoplatin as front-line therapy in the treatment of patients with stage IV (metastatic) hormone-refractory prostate cancer who are newly diagnosed and have not received previous chemotherapy. The multi-center trial is designed to determine the safety and efficacy of picoplatin when administered every three weeks with docetaxel.

“Our past Phase 1 data support the use of picoplatin in combination with docetaxel or paclitaxel for the treatment of solid tumors. Picoplatin monotherapy has shown activity in a previous Phase 2 study in hormone-refractory prostate cancer. Because preclinical studies have demonstrated synergy for picoplatin plus taxane combinations, we believe that the combination of picoplatin plus docetaxel will be shown to be more effective in this Phase 2 clinical trial than either a taxane or picoplatin alone,” said David A. Karlin, M.D., vice president of clinical development and regulatory affairs for the Company.

About Prostate Cancer

Prostate cancer is the most common type of cancer in men in the United States, apart from skin cancer, and the third leading cause of cancer death in men. An estimated 234,500 new cases will occur in the United States in 2006, and about 27,000 men will die of the disease, according to the American Cancer Society. In Europe, there are approximately 225,000 prostate cancer cases and 83,000 deaths annually, according to the International Agency for Research on Cancer’s GLOBOCAN 2002 database.

Prostate tumors that have stopped responding to or are growing despite the use of active hormone treatment strategies are characterized as hormone-refractory. At that point, other options, such as chemotherapy, are often considered. Docetaxel, in combination with prednisone, was approved by the FDA in 2004 for the treatment of patients with hormone-refractory metastatic prostate cancer. The majority (more than 80 percent) of newly diagnosed stage IV patients who fail hormone therapy are currently treated with docetaxel either alone or in combination. Other options include mitoxantrone, estramustine or prednisone monotherapy as second-line treatment.

About NeoRx Corporation and Poniard Pharmaceuticals

On June 16, 2006, NeoRx Corporation will change its corporate name to Poniard Pharmaceuticals, Inc. A global specialty pharmaceutical company, Poniard Pharmaceuticals will focus on the discovery, development and commercialization of innovative oncology products to impact the lives of people with cancer. Picoplatin, the Company’s lead product candidate, is a new generation platinum therapy that provides a differentiated spectrum of activity and an improved safety profile. An intravenous chemotherapeutic agent, picoplatin is designed to overcome platinum resistance associated with the treatment of solid tumors. Picoplatin currently is being studied in clinical trials for the treatment of small cell lung, colorectal and hormone-refractory prostate cancers. As part of its strategic goal of building a diverse oncology pipeline, the Company is collaborating with the Scripps Florida Research Institute on the discovery of novel, small-molecule, multi-targeted protein kinase inhibitors. For additional information please visit www.poniard.com or www.neorx.com.

This release contains forward-looking statements, including statements regarding the Company’s business model, capital resources, discovery and development programs and clinical trial activities and results. The Company’s actual results may differ materially from those indicated in these forward looking statements based on a number of factors, including anticipated operating losses, uncertainties associated with research, development, clinical trials and related regulatory approvals, future capital needs and uncertainty of additional financing, competition, uncertainties associated with intellectual property, dependence on third-party manufacturers, suppliers and collaborators, lack of sales and marketing experience, loss of key personnel, uncertainties associated with market acceptance, technology change and government regulation, and the other risks and uncertainties described in the Company’s current and periodic reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2006. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

© 2006 NeoRx Corporation. All Rights Reserved.

For Further Information:

Julie Rathbun

Corporate Communications

Poniard Pharmaceuticals c/o NeoRx Corporation

300 Elliott Avenue West, Suite 500

Seattle, WA  98119

206-286-2517

jrathbun@neorx.com

# # #